UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 2, 2005

GlycoGenesys, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

0-26476	33-0231238
(Commission File Number)	(IRS Employer Identification No.)

31 St. James Avenue, Boston, Massachusetts	02116
(Address of Principal Executive Offices)	(Zip Code)

(617) 422-0674
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events

On November 2, 2005, the Company received notice from the United States Patent and Trademark Office (“USPTO”) that an interference had been declared between one of the Company’s licensed patents and one of the Company’s licensed patent applications. The Company is the exclusive licensee to both the issued patent and the patent application. Therefore, the declaration of the interference and the outcome of the proceeding will not affect the Company’s efforts to commercialize its product GCS-100, both in its current intravenous formulation or as an orally-delivered drug.

Specifics on the Interference

The interference was declared between U.S. Patent Application No. 08/024,487 “Modified Pectin” (the “’487 Application”), and U.S. Patent No. 5,895,784 “Method for Treatment of Cancer by Oral Administration of Modified Pectin” (the “’784 Patent”), both of which the Company exclusively licenses. The declaration of interference indicates that the USPTO has made a preliminary determination that the ‘784 Patent and the ‘487 Application claim the same invention. The ‘487 Application covers the use of modified pectin to treat or inhibit metastasis. The ‘784 Patent covers the oral administration of modified pectin to treat cancer and metastasis among other things. The Company’s GCS-100 cancer drug candidate is a modified citrus pectin.

The Company intends to comply with its obligations and responsibilities under the respective license agreements for the ‘487 Application and ‘784 Patent, including taking all steps necessary to perfect and maintain the ‘487 Application. The Company will cooperate with the ‘487 Application inventor in the interference to make sure that the claims of the ‘487 Application are not reduced or eliminated. Under Section 5.1(b) of its license agreement for the ‘784 Patent, in the event of an interference, the Company has the right to direct the inventors to amend the ’784 Patent, or take any further action the Company deems reasonably necessary to avoid, overcome, or terminate any interference proceeding.

As is standard in interference proceedings, the Board of Patent Appeals and Interferences will first examine whether the claims of the ‘487 Application and the ‘784 Patent that are subject to the interference are in fact the same invention or are patentably distinct (i.e., separate inventions). If the claims are determined to be patentably distinct then the interference is ended and the ‘487 Application and the ‘784 Patent will each retain their full scope of claims.

If the claims are determined to be the same invention then the Company will utilize its ability to modify the ‘784 Patent so that there is no longer any interference between the ‘487 Application and the ‘784 Patent. This would allow the broader claims of the ‘487 Application, which are not limited to oral administration, to issue as a patent in full. Even if the claims of the ‘784 Patent were amended or reduced, the ‘487 Application would still cover the oral administration of GCS-100. Therefore, regardless of the outcome of the interference, as exclusive licensee of the ‘487 Application and the ‘784 Patent, the Company will still have the exclusive rights to commercialize GCS-100, both in its current intravenous formulation and as an orally delivered drug. The Company’s plans for commercializing GCS-100 are not affected by the interference.

Forward-looking statements are made throughout this Report on Form 8-K. Typically, the use of the words "believe", "anticipate", "plan", "expect", "seek", "estimate" and similar expressions identify forward-looking statements. Unless a passage describes a historical event, the statement should be considered a forward-looking statement. In keeping with the "Safe Harbor" provision of the Private Securities Litigation Reform Act of 1995, it should be noted that forward-looking statements regarding the Company's future expectations and projections are not guarantees of future performance. They involve risks, uncertainties and assumptions, and many of the factors that will determine the Company's future results are beyond the Company's ability to control or predict. Therefore, actual results may differ significantly from those suggested by forward-looking statements. These risks include the inability to obtain additional funding, the failure to successfully bring GCS-100 to market, the failure to protect or maintain rights to intellectual property, delisting from Nasdaq, the introduction of competing drugs as well as those risks detailed under the heading "Certain Factors That May Affect Future Results" contained in Item 3 of the Company’s Quarterly Report of Form 10-Q for the quarter ended June 30, 2005.

This report is dated as of the date hereof and reflects management’s views as of such date. The Company undertakes no obligation to update the information contained in this report, including forward-looking statements, to reflect subsequently occurring events or circumstances. This report will not be deemed an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 4, 2005	By:	/s/ Bradley J Carver
Bradley J Carver
President and Chief Executive Officer